FLORIDAFIRST BANCORP, INC. ANNOUNCES INCREASED EARNINGS
                      FOR THE THIRD QUARTER OF FISCAL 2003

Lakeland, FL, August 5, 2003 (Nasdaq National Market "FFBK"). FloridaFirst Bancorp, Inc. (the "Company") today reported an increase of 16% in net income for the quarter ended June 30, 2003 as compared to the comparable quarter in 2002. Net income was $1,817,000, or $ .34 diluted earnings per share, compared to net income of $1,572,000, or $ .29 diluted earnings per share, for the same period last year. Net income was $4,388,000 for the nine months ended June 30, 2003, or $ .83 diluted earnings per share, compared to $4,114,000, or $ .77 diluted earnings per share, for the same period last year.

Diluted earnings per share for the quarter ended June 30, 2003 included a net income impact of $550,000, or 10 cents per share, from gains on the sale of securities. Diluted earnings per share for the quarter ended June 30, 2002 included a net income impact of $186,000, or 3 cents per share, from gains on the sale of securities.

Diluted earnings per share for the nine months ended June 30, 2003 included a net income impact of $459,000, or 9 cents per share, $771,000 from gains on the sale of securities, offset by $312,000 related to the write-off of merger related costs. Diluted earnings per share for the nine months ended June 30, 2002 included a net income impact of $316,000, or 6 cents per share, from gains on the sale of securities.

President and CEO, Gregory C. Wilkes, commented, "We are proud of our performance in the quarter on all levels. We doubled our loan production this quarter from last year through new marketing and advertising campaigns for consumer and commercial loans. Construction and mortgage lending continues at a record pace. We are also enjoying a healthy increase in noninterest income."

"Credit quality ratios improved in the quarter, with lower non-performing loans and net charge offs from the previous quarter." Wilkes added, "Checking and money market deposits grew over 25% on an annualized basis in this quarter. Net interest margins also remained stable although heavy mortgage refinancing is beginning to put pressure on asset yields."

The Company's wholly owned subsidiary, FloridaFirst Bank, currently operates 19 offices in Polk, Manatee, Highlands and Sumter Counties in the central area of the state of Florida. Visit our Website at www.floridafirstbank.com or for further information, contact Kerry P. Charlet, Chief Financial Officer, at (863) 688-6811, extension 1004.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by FloridaFirst Bancorp, Inc. with the Securities and Exchange Commission from time to time.

     205 East Orange Street - P. O. Box 1527 - Lakeland, Florida 33802-1527
                                - (863) 688-6811

                           FLORIDAFIRST BANCORP, INC.
                         SELECTED FINANCIAL INFORMATION
                  (Dollars in thousands except per share data)

                                                     Three months ended                    Nine months ended
                                                           June 30,                            June 30,
                                                   -------------------------           ------------------------
                                                     2003            2002                2003           2002
OPERATING DATA:
Interest income                                     $11,164         $12,948             $35,089        $36,039
Interest expense                                      4,901           6,390              16,220         18,691
Net interest income                                   6,263           6,558              18,869         17,348
Provision for loan losses                               180             180                 540            500
Non-interest revenue:                                 2,093           1,588               5,062          3,473
    Service fees, charges, etc.                         698             697               2,012          1,585
    Gain on sale of loans                                56              33                 488            224
    Gain on sale of securities                          875             296               1,233            500
    Other                                               464             562               1,329          1,164
Non-interest expense:                                 5,476           5,713              17,030         14,466
   Compensation and benefits                          2,669           2,897               8,200          7,874
   Occupancy and equipment expense                      851             834               2,561          2,149
   Amortization of Core Deposit Intangible              375             450               1,185            675
   Other                                              1,581           1,532               5,084          3,768

NET INCOME                                          $ 1,817         $ 1,572             $ 4,388        $ 4,114
Basic earnings per share                            $  0.36         $  0.31             $  0.87        $  0.80
Diluted earnings per share                          $  0.34         $  0.29             $  0.83        $  0.77
Weighted average shares outstanding - Basic           5,068           5,098               5,056          5,114
Weighted average shares outstanding - Diluted         5,335           5,342               5,318          5,377


BALANCE SHEET DATA:                                 Jun-03          Sep-02              Jun-02
                                                    ------          ------              ------
Total assets                                      $ 832,187       $ 859,446           $ 812,309
Loans, net                                          495,063         499,364             490,166
Securities                                          256,404         272,624             248,973
Deposits                                            576,543         587,431             575,651
FHLB advances                                       124,500         129,500             125,300
Total equity                                        102,422          98,978              94,275

                                                       Three months ended                  Nine months ended
                                                             June 30,                            June 30,
                                                      --------------------                -------------------
SELECTED PERFORMANCE RATIOS:                          2003            2002                2003           2002
(annualized where appropriate)                        ----            ----                ----           ----
Return on average assets                              0.89%           0.78%               0.71%          0.75%
Return on average equity                              7.16%           6.71%               5.80%          5.83%
Net interest margin in average earning assets         3.40%           3.59%               3.38%          3.46%
Efficiency ratio                                        68%             67%                 70%            68%

Allowance for loan losses to total loans              0.92%           0.94%
Non-performing assets to total assets                 0.29%           0.36%

Equity to assets at period end                       12.31%          11.61%
Book value per share                                $ 19.04         $ 17.54

                       Website - www.floridafirstbank.com